Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

Michelle D. Esterman
Chief Financial Officer
T: (770) 612-7007
E: Michelle.Esterman@altisource.com
ALTISOURCE ANNOUNCES LISTING OF WARRANTS ON NASDAQ GLOBAL SELECT MARKET WITH TRADING TO COMMENCE ON MAY 7, 2025
Cash Exercise Stakeholder Warrants to Trade on the Nasdaq Global Select Market Under the Ticker “ASPSZ”
Net Settle Stakeholder Warrants to Trade on the Nasdaq Global Select Market Under the Ticker “ASPSW”
Luxembourg, May 6, 2025 - Altisource Portfolio Solutions S.A. (“Altisource” or the “Company”) (NASDAQ: ASPS), a leading provider and marketplace for the real estate and mortgage industries, today announced that the Warrants (defined below) that were distributed on April 3, 2025 have been approved for listing on the Nasdaq Global Select Market and trading of the Warrants will commence on May 7, 2025. Altisource previously announced the distribution of (i) warrants to purchase shares of Altisource’s common stock (“Common Stock”) requiring cash settlement through the cash payment to the Company of the exercise price (the “Cash Exercise Stakeholder Warrants”) and (ii) warrants to purchase Common Stock requiring settlement through the forfeiture of shares of Common Stock to the Company equal to the exercise price of such Warrants (the “Net Settle Stakeholder Warrants”, and together with the Cash Exercise Stakeholder Warrants, the “Warrants” and each a “Warrant”). The Cash Exercise Stakeholder Warrants are to trade on Nasdaq under the ticker “ASPSZ” and the Net Settle Stakeholder Warrants are to trade on Nasdaq under the ticker “ASPSW”.
Summary of Certain Terms of the Warrants
Each Warrant entitles the holder thereof to purchase from the Company 1.625 shares, subject to certain adjustments, of Common Stock at an Exercise Price of $1.95 per Warrant (initially equal to $1.20 per share of Common Stock). The Warrants may be exercised beginning on the later of (i) July 2, 2025 and (ii) the first date on which the VWAP (as defined in the Warrant Agent Agreement) of the Common Stock equals or exceeds the Implied Per Share Exercise Price (as such term is defined in the Warrant Agent Agreement) of the Warrants, which is initially $1.20, for a period of fifteen consecutive Trading Days (as such term is defined in the Warrant Agent Agreement). Upon exercise of Warrants, the Company will not issue fractional shares of Common Stock or pay cash in lieu thereof. If a Warrant holder would otherwise be entitled to receive fractional shares of Common Stock upon exercise of Warrants, the Company will first aggregate the total number of shares Common Stock a Warrant holder would receive upon exercise of the Cash Exercise Stakeholder Warrants or the Net Settle Stakeholder Warrants, as applicable, and then round down the total number of shares of Common Stock to be issued to the Warrant holder to the nearest whole number.
The Cash Exercise Stakeholder Warrants, if not previously exercised or terminated, will expire on April 2, 2029. The Net Settle Stakeholder Warrants, if not previously exercised or terminated, will expire on April 30, 2032.
The forgoing summary of certain of the terms of the Warrants is not complete and is qualified in its entirety by reference to the Warrant Agent Agreement, which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 2, 2025.
Disclaimer
This press release does not constitute an offer to sell or buy, nor the solicitation of an offer to sell or buy, any securities nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In particular, this communication is not an offer of securities for sale into the United States or any other jurisdiction. No offer of securities shall be made absent registration under the Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.
Forward-Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include all statements that are not historical fact, including statements that relate to, among other things, future events or our future performance or financial condition, including without limitation, statements relating to the trading of Warrants on the Nasdaq Global Select Market. These statements may be identified by words such as “will”, “anticipate,” “intend,” “expect,” “may,” “could,” “should,” “would,” “plan,” “estimate,” “seek,” “believe,” “potential” or “continue” or the negative of these terms and comparable terminology. Such statements are based on expectations as to the future and are not statements of historical fact. Furthermore, forward-looking statements are not guarantees of future performance and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the risks discussed in Item 1A of Part I “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on March 31, 2025, as updated by the information in Item 1A. of Part II “Risk Factors” in our subsequently filed quarterly reports on Form 10-Q filings. We caution you not to place undue reliance on these forward-looking statements which reflect our view only as of the date of this press release. We are under no obligation (and expressly disclaim any obligation) to update or alter any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based. The risks and uncertainties to which forward looking statements are subject include, but are not limited to, risks related to customer concentration, the timing of the anticipated increase in default related referrals following the expiration of foreclosure and eviction moratoriums and forbearance programs, and any other delays occasioned by government, investor or servicer actions, the use and success of our products and services, our ability to retain existing customers and attract new customers and the potential for expansion or changes in our customer relationships, technology disruptions, our compliance with applicable data requirements, our use of third party vendors and contractors, our ability to effectively manage potential conflicts of interest, macro-economic and industry specific conditions, our ability to effectively manage our regulatory and contractual obligations, the adequacy of our financial resources, including our sources of liquidity and ability to repay borrowings and comply with our debt agreements, including the financial and other covenants contained therein, as well as Altisource’s ability to retain key executives or employees, behavior of customers, suppliers and/or competitors, technological developments, governmental regulations, taxes and policies. We undertake no obligation to update these statements as a result of a change in circumstances, new information or future events, except as required by law.
About Altisource
Altisource Portfolio Solutions S.A. is an integrated service provider and marketplace for the real estate and mortgage industries. Combining operational excellence with a suite of innovative services and technologies, Altisource helps solve the demands of the ever-changing markets we serve. Additional information is available at www.Altisource.com.
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